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                                                                     Exhibit 3.1

                            WEIRTON STEEL CORPORATION

                     CERTIFICATE OF THE DESIGNATION, POWERS,
                          PREFERENCES AND RIGHTS OF THE
                     CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                    SERIES C

                            PAR VALUE $.10 PER SHARE

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


         WEIRTON STEEL CORPORATION, a Delaware corporation (the "Corporation"), having its registered office c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, HEREBY CERTIFIES to the Secretary of State of the State of Delaware that the following resolution was duly adopted by the Board of Directors of the Corporation, pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation of the Corporation:

         RESOLVED, that the Board of Directors hereby authorizes the issuance of a series of preferred stock, par value of $.10 per share, of the Corporation and hereby fixes the designation, powers, preferences and rights, and qualifications, limitations and restrictions thereof, in addition to those set forth in the said Restated Certificate of Incorporation, as follows (capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in Section 10 hereof):

         1. DESIGNATION. The designation of said series of the preferred stock shall be "Convertible Redeemable Preferred Stock, Series C" (the "SERIES C PREFERRED STOCK"). The Series C Preferred Stock shall not be perpetual, but shall be redeemed in accordance with the provisions hereof. The authorized number of shares constituting such Series C Preferred Stock shall be 1,934,874 shares. The par value of the Series C Preferred Stock shall be $.10 per share.

         2. DIVIDENDS. Shares of Series C Preferred Stock shall not be entitled to receive dividends.

         3. RANK; LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, an amount equal to Fifty Dollars ($50) per share (appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like with respect the Series C Preferred Stock) before any distribution may be made to the holders of shares of Junior Stock.

            (b) The amount distributed upon any liquidation, dissolution or winding up of the Corporation on each share of Series C Preferred Stock shall equal the amount distributed on each other share thereof. If in any such distribution the funds of the Corporation shall be


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insufficient to pay the holders of the outstanding shares of the Series C
Preferred Stock and of Parity Stock the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

            (c) The holders of the shares of Series C Preferred Stock shall not be entitled to receive any amounts with respect to any liquidation, dissolution or winding up of the Corporation other than the amounts provided for in this
Section 3. Neither a merger nor consolidation of the Corporation into or with another corporation or other entity, nor a merger or consolidation of any other corporation or other entity into or with the Corporation, nor a sale, transfer, mortgage, pledge or lease of all or any part of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 3.

         4. MANDATORY REDEMPTION. (a) On April 1, 2013 the Corporation shall redeem from any source of funds legally available therefore, in the manner provided in Section 6 hereof, all shares of Series C Preferred Stock not previously redeemed at a redemption price of Twenty-five Dollars ($25) per share (the "MANDATORY REDEMPTION AMOUNT"), which amount shall be payable in cash out of funds legally available therefor.

            (b) If the assets of the Corporation legally available to effect any Mandatory Redemption of shares of the Series C Preferred Stock required by this Section are insufficient to redeem or repurchase the total number of shares of Series C Preferred Stock required to be redeemed or repurchased, the Corporation shall use the maximum available amount of such assets to redeem or repurchase a smaller number of shares of Series C Preferred ratably from each holder thereof whose shares are to be redeemed or repurchased (based upon the number of shares of Series C Preferred Stock held by each such holder) for the Mandatory Redemption Amount. The corporation shall repurchase or redeem the remaining portion of the shares to be redeemed or repurchased (without being required to deliver a new notice) for the Mandatory Redemption Amount as promptly as practicable as the assets of the Corporation become legally available to effect such repurchases or redemptions.

            (c) Any redemption pursuant to this Section 4 shall be accomplished in the manner and with the effect as set forth in Section 6.

         5. OPTIONAL REDEMPTION. (a) The Corporation may redeem, (subject to any contractual and other restrictions with respect thereto to which the Corporation may be subject) at its option expressed by resolution of its Board of Directors, at any time, including in connection with a Permitted Acquisition as provided under Section 3.14(b)(ii)(A) of the Indenture governing the Senior Secured Notes, in the manner provided in Section 6 hereof, the Series C Preferred Stock at a redemption price per share equal to the optional redemption price set forth below (the "OPTIONAL REDEMPTION PRICE") (which, as set forth in Section 5(b) below may be payable in cash out of funds legally available therefore or shares of Common Stock, EXCEPT that any redemption or repurchase in connection with a Permitted Acquisition pursuant to Section 3.14(b)(ii)(A) of the Indenture governing the Senior Secured Notes (a "SPECIAL PURCHASE


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OFFER") shall be paid in cash) if redeemed during the 12-month period beginning
April 1 of each of the years set forth below.


                       CALL DATE                    OPTIONAL REDEMPTION PRICE
                       ---------                    -------------------------

                         2002                                $10.00
                         2003                                 12.50
                         2004                                 15.00
                         2005                                 17.50
                         2006                                 20.00
                         2007                                 22.50
                  2008 and thereafter                         25.00

            (b) If the Corporation elects to redeem all or part of the outstanding shares of Series C Preferred Stock in shares of Common Stock, the Company may pay the Optional Redemption Price for any such shares of Series C Preferred Stock by issuing to each holder of such shares of Series C Preferred Stock to be redeemed a number of shares of Common Stock equal to the quotient obtained by dividing (i) the amount of cash to which such holder would have been entitled had the Corporation elected to pay all (or, in the case of a partial redemption of shares of Series C Preferred Stock in shares of Common Stock, the corresponding percentage, as the case may be) of the Optional Redemption Price in cash by (ii) the Market Price of a share of Common Stock on the last Trading Day preceding the date of the Redemption Notice required by Section 6(a) hereof, subject to paragraph (c) below.

            (c) The Corporation will not issue fractional shares of Common Stock in payment of the Optional Redemption Price. Instead, the Corporation will pay cash for the current market value of any fractional share, which shall be determined by multiplying the Market Price of a share of Common Stock on the last Trading Day preceding the date of the Redemption Notice required by Section 6(a) hereof by such fraction and rounding the product thereof to the nearest whole cent, with one-half cent to be rounded upward.

            (d) In the case of the optional redemption by the Company of less than all the outstanding shares of Series C Preferred Stock, the Corporation shall, with respect to each holder of shares of Series C Preferred Stock, redeem from such holder the number of shares equal to the product of the number of shares held by such holder and a fraction, the numerator of which is the total number of shares of Series C Preferred Stock to be redeemed and the denominator of which is the total number of shares of Series C Preferred Stock then outstanding.

            (e) Any redemption pursuant to this Section 5 shall be accomplished in the manner and with the effect as set forth in Section 6.

         6. REDEMPTION PROCEDURE.

            (a) Notice of every redemption of Series C Preferred Stock (each, a "REDEMPTION NOTICE") shall be given by mailing the same (first class mail, postage pre-paid) to


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every holder of record whose shares are to be redeemed, not less than 30 nor more than 60 days prior to the applicable Redemption Date, at his or her respective address as the same shall appear on the books of the Corporation, but no defect in such mailed notice or in the mailing thereof or the failure by any holder to receive any notice of redemption shall affect the validity of the proceedings for the redemption of any share so to be redeemed. The notice shall state:

                (i) the number of shares of Series C Preferred Stock of such holder to be redeemed;

                (ii) the Mandatory Redemption Amount or Optional Redemption Price, as applicable;

                (iii) with respect to an Optional Redemption other than a Special Purchase Offer, whether such shares shall be redeemed for cash or shares of Common Stock, or a combination thereof, (indicating the amount of cash or number of shares of Common Stock to be delivered with respect to each share of Series C Preferred Stock redeemed);

                (iv) with respect to a Mandatory Redemption or a Special Purchase Offer, the amount of cash to be delivered with respect to each share of Series C Preferred Stock redeemed or purchased;

                (v) the Redemption Date;

                (vi) the name and address of the Paying Agent or other place at which the specified shares are to be delivered for redemption on the Redemption Date; and

                (vii) that the shares specified will be redeemed by the Corporation and at the applicable Redemption Date upon the surrender for cancellation, at the place designated in the notice, of the certificates representing the shares so to be redeemed (or, in the event such shares are represented by certificates that are lost, stolen, destroyed or mutilated, delivery of an affidavit to that effect and an indemnification agreement, each in form and substance reasonably acceptable to the Corporation, from the holder of such shares), which certificates must be properly endorsed for transfer or accompanied by proper instruments of assignment and transfer in blank and bearing all necessary transfer tax stamps.

            (b) Each holder of shares of Series C Preferred Stock to be redeemed shall deliver the certificate or certificates representing such shares as directed in the Redemption Notice.

            (c) No later than the first business day following the Redemption Date, the Corporation shall deposit with the Paying Agent cash or shares of Common Stock or both, as applicable, sufficient to pay the Mandatory Redemption Amount or Optional Redemption Price, as applicable, with respect to all shares of Series C Preferred Stock to be redeemed. As soon as practicable after the Redemption Date, the Corporation shall deliver or cause to be delivered to each holder entitled to receive shares of Common Stock pursuant to Sections 5 above, if any, through the applicable Paying Agent, a certificate for the full number of shares of Common


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Stock issuable to such holder (or cash payable to such holder or both, as the case may be) and cash in lieu of any fractional shares.

            (d) If a Redemption Notice shall have been duly given as hereinbefore provided pursuant to paragraph (a) above, and if cash or shares of Common Stock necessary for such redemption shall have been set aside by the Corporation as provided in this Section, so as to be, and continue to be, available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares of the Series C Preferred Stock so called for redemption shall no longer be deemed to be outstanding on and after such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption thereof, without interest.

            (e) Any funds so set aside or deposited, as the case may be, and unclaimed at the end of one year from the applicable Redemption Date shall be released or repaid to the Corporation, after which the holders of the shares so called for redemption shall look only to the Corporation for payment thereof, without interest, subject to the applicable law of escheat.

            (f) Shares of Series C Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased, redeemed, exchanged or converted, shall revert to the status of authorized and unissued shares of Preferred Stock without serial designation.

            (g) If fewer than all the shares of Series C Preferred Stock evidenced by any certificate submitted to the Corporation for redemption pursuant to this Section 6 are to be redeemed, the Corporation will issue new certificate(s) for the remainder of the shares of Series C Preferred Stock that were evidenced by the old certificate(s) and not so redeemed.

         7. VOTING RIGHTS. Except as required under Delaware law, the holders of shares of Series C Preferred Stock shall not be entitled to vote upon any matter relating to the business or affairs of the Corporation, EXCEPT that without the affirmative approval of the holders of at least a majority of the outstanding shares of Series C Preferred Stock, given either by their vote at an annual meeting or a special meeting called for such purpose or in writing without a meeting, (a) the Corporation shall not effect any amendment, alteration or repeal (by any means, including any merger or consolidation) of any of the provisions hereof or of the Restated Certificate of Incorporation of the Corporation or of any amendment thereto (including, without limitation, any certificate of designation or similar instrument filed in connection with any class or series of capital stock of the Corporation) which would alter or change the powers, preferences or special rights of the shares of Series C Preferred Stock so as to affect them adversely, or (b) authorize, create or issue any other class or series of capital stock of the Corporation having dividend, or liquidation rights senior to those of the Series C Preferred Stock other than in connection with a Permitted Acquisition. The creation, authorization or issuance of any other class or series of capital stock of the Corporation having rights junior to or on parity with those of the Series C Preferred Stock, or the creation, authorization or issuance in connection with a Permitted Acquisition of any other class or series of capital stock of the Corporation having rights senior to those of the Series C Preferred Stock, or the increase or decrease in the amount of authorized


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capital stock of any such class or series or of the Series C Preferred Stock, or any increase or decrease in the par value of any such class or series or of the Series C Preferred Stock, will not require the consent of the holders of the Series C Preferred Stock and will not be deemed to affect adversely, or alter or change the powers, preferences or special rights of, the shares of Series C Preferred Stock.

         8. OPTIONAL CONVERSION. (a) Simultaneously with or in connection with the consummation of a Significant Transaction, the Corporation may elect to convert the issued and outstanding shares of Series C Preferred Stock, in the manner described in this Section 8 and Section 9, at any time prior to April 6, 2006.

            (b) If the Corporation's Common Stock existing prior to the Significant Transaction remains outstanding after giving effect to the Significant Transaction, the aggregate issued and outstanding shares of Series C Preferred Stock shall be convertible into an aggregate number of shares of Common Stock as is determined by multiplying:

                (i) two times the number of shares of Existing Capital Stock issued and outstanding immediately prior to the Significant Transaction, by

                (ii) a fraction,

                     (A) the NUMERATOR of which is equal to the number of shares of Series C Preferred Stock issued and outstanding immediately following the consummation of the exchange offer LESS the number of shares of Series C Preferred Stock previously redeemed, repurchased or otherwise reacquired by the Corporation (pursuant to Section 4 or Section 5 hereof or otherwise), and

                     (B) the DENOMINATOR of which is equal to the number of
                shares of Series C Preferred Stock issued and outstanding immediately following the consummation of the Exchange Offer.

         Each share of Series C Preferred Stock shall be convertible into that number of shares of Common Stock as is determined by dividing the number of shares of Common Stock determined in accordance with the calculation set forth in subparagraph (b)(i) and (ii) above by the number of shares of Series C Preferred Stock to be converted.

            (c) If the Common Stock is exchanged for, delivered as consideration for or in substitution of, or otherwise converted into any other security or securities as a result of the Significant Transaction, each share of Series C Preferred Stock, instead of being convertible into Common Stock, will be convertible into the number of such security or securities as the holders thereof would receive in connection with the Significant Transaction if the Series C Preferred Stock were converted into Common Stock in the manner described in subparagraph (b) above immediately prior to giving effect to the Significant Transaction.


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         9. MECHANICS OF CONVERSION. (a) Notice of every conversion at the option of the Company of Series C Preferred Stock pursuant to Section 8 hereof (each, a "CONVERSION NOTICE") shall be given by mailing the same to every holder of record whose shares are to be converted, not less than 10 days prior to the date set for such conversion (the "CONVERSION DATE"), at his or her respective address as the same shall appear on the books of the Corporation, but no defect in such mailed notice or in the mailing thereof or the failure by any holder to receive any such notice shall affect the validity of the proceedings for the redemption of any share so to be redeemed. The notice shall state that the shares specified will be converted by the Corporation into such number of shares of Common Stock as shall be determined in accordance with Section 9 hereof and set forth in such notice, shall specify the Conversion Date and shall designate the place to which the certificates representing the shares so to be converted (or, in the event such shares are represented by certificates that are lost, stolen, destroyed or mutilated, delivery of an affidavit to that effect and an indemnification agreement, each in form and substance reasonably acceptable to the Corporation, from the holder of such shares) are to be submitted for conversion.

            (b) Each holder of shares of Series C Preferred Stock to be converted shall deliver the certificate or certificates representing such shares as directed in the Conversion Notice.

            (c) The Corporation shall, as soon as practicable after the submission of any properly endorsed certificate or certificates representing shares of Series C Preferred Stock called for conversion which are submitted pursuant to the preceding paragraph, issue and deliver to the holder thereof a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid. If fewer than all the shares of Series C Preferred Stock evidenced by any certificate submitted to the Corporation for conversion pursuant to this Section 9 are to be converted, the Corporation will issue new certificate(s) for the remainder of the shares of Series C Preferred Stock that were evidenced by the old certificate(s) and not so converted.

            (d) No fractional shares of Common Stock shall be issued upon any conversion of the Series C Preferred Stock, and the number of shares of Common Stock to be issued upon such conversion shall be rounded up to the nearest whole share. Whether or not fractional shares would be issued upon any conversion of shares of the Series C Preferred Stock shall be determined on the basis of the total number of shares of the Series C Preferred Stock of any holder that is to be converted into Common Stock.

         10. DEFINITIONS. For the purposes of this Certificate of Designations:

                  "AFFILIATE" means, as to any Person, another Person that controls, is controlled by or is under common control with, such Person.

                  "CALL DATE" shall have the meaning given such term in Section 5 hereof.

                  "CLOSING PRICE" means, with respect to Common Stock on any day, the reported last sales price regular way on such day on the New York Stock Exchange, or, if not reported for such exchange, on the Composite Tape, or, in case no such reported sales takes


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place on such day, the average of the reported closing bid and asked prices regular way on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if not quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose, or, if no such quotations are available, the fair market price as determined in good faith by the Board of Directors of the Corporation (whose determination shall be conclusive).

                  "COMMON STOCK" means the Common Stock, par value $.01 per share, of the Corporation.

                  "CONVERSION DATE" shall have the meaning given to such term in
Section 9(a) hereof.

                  "CONVERSION NOTICE" shall have the meaning given to such term in Section 9(a) hereof.

                  "ESOPS" means the Corporation's 1984 and 1989 Employee Stock Ownership Plans.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, or any similar Federal statute and the rules and regulations thereunder, all as the same may be in effect at the time.

                  "EXCHANGE OFFER" means the exchange of the Corporation's 10-3/4% Senior Notes due 2005 and 11-3/8% Senior Notes due 2004 for Senior Secured Notes.

                  "EXISTING CAPITAL STOCK" means the Common Stock and the Series A Preferred Stock, or such other securities as are received in exchange or substitution therefor in connection with a Significant Transaction.

                  "JUNIOR STOCK" means any class of stock of the Corporation which is not Parity Stock or Senior Stock.

                  "MANDATORY REDEMPTION AMOUNT" shall have the meaning given such term in Section 4(a) hereof.

                  "MARKET PRICE" means, with respect to a share of Common Stock on any date, the average of the per share Closing Price of the Common Stock for each of the five (5) consecutive Trading Days ending with the day immediately preceding such date.

                  "OPTIONAL REDEMPTION PRICE" shall have the meaning given to such term in Section 5 hereof.


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                  "OUTSTANDING" means, as used herein with reference to shares of Series C Preferred Stock, such shares as have been issued but, as of the time of determination thereof, have not yet been repurchased, reacquired, redeemed or exchanged by the Corporation, other than any of such shares held or beneficially owned at such time by the Corporation or any of its Affiliates.

                  "PARITY STOCK" means the Series A Preferred Stock and any other class of stock of the Corporation designated ranking on a parity with the Series C Preferred Stock as to dividends and liquidation.

                  "PAYING AGENT" means an office or agency designated by the Corporation from time to time at which shares of Series C Preferred Stock may be presented for conversion or for payment upon redemption as provided herein.

                  "PERMITTED ACQUISITION" shall have the meaning given such term in Section 1.1 of the Indenture governing the Senior Secured Notes, as the same may be amended, supplemented or otherwise modified from time to time.

                  "REDEMPTION DATE" means the date set forth in Section 4 upon which shares of Series C Preferred Stock are to be redeemed and also means each of the dates fixed by resolution of the Board of Directors of the Corporation pursuant to Section 5 and specified in the notice of redemption.

                  "REDEMPTION NOTICE" shall have the meaning given to such term in Section 6(a) hereof.

                  "SECURITIES ACT" means the Securities Act of 1933, or any similar Federal statute and the rules and regulations thereunder as may be in effect at the time.

                  "SENIOR SECURED NOTES" shall mean the Corporation's 10% Senior Secured Notes due 2008.

                  "SENIOR STOCK" means preferred stock issued in connection with a Permitted Acquisition that is designated as ranking senior to the Series C Preferred Stock as to dividends and liquidation.

                  "SERIES A PREFERRED STOCK" means the Convertible Voting Preferred Stock, Series A, par value $.10 per share, of the Corporation.

                  "SERIES C PREFERRED STOCK" shall have the meaning given such term in Section 1 hereof.

                  "SIGNIFICANT TRANSACTION" shall mean (a) any transaction or series of related transactions by which a person or a group within the meaning of Section 13(d) of the Exchange Act and Rule 13d-5 promulgated thereunder, other than the ESOPs or any other


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employee benefit plan of the Corporation, becomes the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of capital stock of the Corporation representing greater than 50% of the voting power of the Corporation's capital stock in connection with the financing of a Permitted Acquisition (or debt or equity incurred in connection with the financing of a Permitted Acquisition which is convertible into or exchangeable for capital stock of the Corporation representing greater than 50% of the voting power of the Corporation's capital stock after giving effect to such conversion or exchange); or (b) a sale of all or substantially all of the assets of the Corporation or a sale, merger or business combination of the Corporation where the Corporation is not the surviving corporation that qualifies as a Permitted Acquisition.

                  "TRADING DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are generally not trading on the applicable securities exchange or in the applicable securities market.



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                  IN WITNESS WHEREOF, the Corporation has caused this
Certificate to be duly executed on its behalf by its undersigned Vice President of Finance and Administration and attested to by its Secretary this 18th day of June, 2002.


                                     /s/ Mark E. Kaplan
                                     -----------------------------------------
                                     Name:  Mark E. Kaplan
                                     Title: Vice President of Finance and
                                            Administration


ATTEST:


/s/ William R. Kiefer
------------------------------------
Secretary